Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment No. 2 to this Registration Statement of U-Store-It Trust on Form S-l 1 of our reports dated July, 29, 2005, August 5, 2005, August 31, 2005 and September 2, 2005, related to the Summary of Historical Information Relating to Operating Revenues and Specific Expenses for Selected Storage Facilities of Ford Storage, A-l Storage, Clifton Storage and Texas Storage Portfolio, respectively for the year ended December 31, 2004, appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ The Schonbraun McCann Group, LLC.

Roseland, New Jersey
September 8, 2005